Exhibit 10.25
SEPARATION AGREEMENT AND GENERAL RELEASE OF ALL CLAIMS
This Separation Agreement and Release (“Agreement”) is entered into by and between John Colvin ("Employee") and Calix, Inc., a Delaware corporation ("the Company"). In consideration of the covenants set forth below the parties agree as follows:
1.Separation of Employment.
(a)Separation Date. Employee and the Company acknowledge and agree that Employee’s employment with the Company is terminated effective January 6, 2017 (the “Separation Date”). Employee’s last two weeks of employment will include transitional work. Employee’s healthcare benefits will end on January 6, 2017. All other benefits will end on the Separation Date.
(b)Payment of Final Wages and Receipt of All Benefits. Employee has received and reviewed his final paycheck and represents, acknowledges and agrees that as of the Separation Date, the Company has paid Employee (1) all salary, wages, bonuses, premiums, leave, housing allowances, relocation costs, commissions, interest, fees, variable compensation and any and all other benefits and compensation owed to the Employee through the Separation Date (subject to applicable tax withholding), (2) all accrued but unused vacation and floating days of Employee at Employee’s final rate of pay (subject to applicable tax withholding), and (3) all reimbursable business expenses incurred and submitted by Employee prior to the Separation Date. The Company will reimburse any remaining expenses upon timely submission by Employee according to Company policy. No other amounts or benefits are due to Employee from the Company through the Separation Date. Employee further acknowledges and represents that he has received any leave to which he was entitled or which he requested, if any, under the California Family Rights Act and/or the Family Medical Leave Act.
(c)Stock. Attached as Exhibit A is a statement of Employee’s Equity Summary as of December 31, 2016, which Employee confirms is accurate.
(d)Benefits. Whether or not this Agreement becomes effective, Employee is eligible to elect to continue Employee’s existing healthcare coverage under the Company-sponsored group health benefit plans for Employee and Employee’s existing dependents, pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).
2.Severance Benefits. The Company agrees to provide the following severance benefits to Employee pursuant to the terms of the Calix Executive Change in Control and Severance Plan in consideration for the release of claims set forth below and other obligations under this Agreement, provided this Agreement is signed by Employee within 30 days following the Separation Date and not revoked under paragraph 4, and subject to Employee’s compliance with the obligations under this Agreement:
(a)Lump Sum Payment. The Company will pay Employee a lump sum payment in the gross amount of $280,908.00, less applicable taxes and withholding, within 20 days following Employee’s Separation Date.

(b)Bonus Payment. The Company will pay Employee a lump sum payment in the gross amount of $56,181.60, less applicable taxes and withholding, representing 6 months of Employee’s target cash bonus opportunity, within 20 days following Employee’s Separation Date.
(c)Accelerated Vesting. Each of the Equity Awards listed in Exhibit A will vest, and if applicable and earned, will become exercisable to the same extent such Equity Award would have vested pursuant to the terms in the agreement evidencing such Equity Award had Employee continued to remain employed by the Company for the full vesting period of the Equity Award. All vested options will remain exercisable for the limited period following the Separation Date set forth in the agreement evidencing the option and will terminate upon the expiration of such limited period unless exercised prior to such expiration.
(d)Commissions Payments. The Employee will receive eligible Commissions payments through December 31, 2016. The Company will provide the Employee Quarterly and Yearly Accelerators (as such terms are defined in the Commissions plan) the Employee is eligible to receive under the Commissions plan based on targets achieved by December 31, 2016. Notwithstanding the terms of the Commissions plan, the Company agrees to pay Employee a lump sum payment in the gross amount of $58,818.40, less applicable taxes and withholding, representing 6 additional months of Employee’s commissions opportunity at target, within 20 days following Employee’s Separation Date.
(e)Reimbursement for Continued Healthcare. Provided Employee elects to continue health insurance pursuant to COBRA, the Company will reimburse Employee for premiums for health insurance coverage to the same extent it paid Employee’s health insurance premiums as of the Separation Date, for Employee and for Employee's dependents, for 6 months commencing February 1, 2017, or until Employee cancels the underlying coverage or such coverage otherwise ends sooner because Employee becomes eligible for and elects health insurance coverage with another employer. In order to receive reimbursement, Employee must submit proof of payment to the Company within 30 days of payment and the Company will remit payment for reimbursement as soon as practicable thereafter but no later than December 31, 2017.
3.    Release of Claims. Except as described in Section 3.1 below, which identifies claims expressly excluded from this waiver and release, Employee, on behalf of Employee and Employee's heirs, executors, administrators and assigns, hereby fully and forever releases the Company and its past and present officers, directors, shareholders, affiliates, predecessors, successors, assigns, agents, investors, employees, administrators, benefit plans, plan administrators, insurers, divisions, subsidiaries, and representatives (collectively, the “Releasees”) from any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts or facts that have occurred up until and including the date Employee has signed this Agreement including, without limitation:
(a)any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship, including but not limited to any claims for wages, salary, bonus, compensation, deferred compensation, or other cash payments;
(b)any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of the capital stock of the Company;

(c)any and all claims for wrongful discharge of employment; discrimination; harassment; retaliation; failure to provide reasonable accommodation; failure to engage in a good faith interactive process; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; negligence; defamation; libel; slander; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; disability benefits, or any claims arising out of any other agreement, incident or relationship between the parties prior to the execution of this Agreement;
(d)any and all claims for violation of any federal, state or local statute, constitution or regulation including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990; the California Fair Employment and Housing Act; the California Labor Code, except as prohibited by law; the California Government Code; the California Industrial Welfare Commission Wage Orders; the California Business & Professions Code; the California Family Rights Act; the Rehabilitation Act of 1973; Executive Order 11126; Title 42 of the United States Code; the Employee Retirement Income Security Act of 1974; the Equal Pay Act; the Fair Labor Standards Act, except as prohibited by law; the Fair Credit Reporting Act; the Older Workers Benefit Protection Act; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act, except as prohibited by law; the Sarbanes-Oxley Act of 2002; and the Uniformed Services Employment and Reemployment Rights Act.
(e)claims of age discrimination under the Age Discrimination in Employment Act of 1967 (“ADEA”);
(f)any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;
(g)any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement;
(h)any and all claims for monetary recovery and personal or individual relief, except as prohibited by law; and
(i)any and all claims for attorneys’ fees and costs.

3.1        Excluded Claims. The only claims that are not being waived and released by Employee under this Agreement are those Employee may have for:
a.Unemployment, state disability, workers compensation and/or paid family leave insurance benefits pursuant to the terms of applicable state law;
b.Continuation of existing participation in Company-sponsored group health benefit plans, at Employee’s full expense, under the federal law known as “COBRA” and/or under an applicable state counterpart law;
c.Any benefit entitlements vested as of the Separation Date pursuant to the terms of a Company-sponsored benefit plan governed by the federal law known as “ERISA”;
d.Violation of any federal, state or local statutory and/or public policy right or entitlement that, by applicable law, is not waivable; and
e.Any wrongful act, event or omission occurring after the date Employee signs this Agreement.

3.2    Government Agency Exceptions. Nothing in this Agreement prevents or prohibits Employee from filing claims with any government agency, such as the Equal Employment Opportunity Commission, that is responsible for enforcing a law on behalf of the government. However, Employee understands that Employee is waiving and releasing all claims for monetary damages and any other form of personal relief, and therefore, may only seek and receive non-personal forms of relief through any such claims. Furthermore, nothing in this Agreement affects or interferes with the right of the Employee to participate, cooperate or assist in an investigation or proceeding conducted within the Company or by any government agency, oversight board, commission or other regulatory or investigative body.
3.3    Civil Code Section 1542. Employee represents that Employee is not aware of any claim by Employee other than the claims that are released by this Agreement. Employee acknowledges that Employee has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
Employee, being aware of said Code section, agrees to expressly waive any rights Employee may have under it, as well as under any other statute or common law principles of similar effect.
4.    Acknowledgment of Waiver of Claims under ADEA. Employee acknowledges that Employee is waiving and releasing any rights Employee may have under the Age Discrimination in Employment Act of 1967 (ADEA) and that this waiver and release is knowing and voluntary. Employee fully understands, acknowledges and agrees that Employee has 21 days from receipt of the Agreement within which to consider this Agreement. Any changes to this Agreement, whether material or immaterial, do not restart the running of the 21-day consideration period. Employee further understands and agrees that Employee:
(a)    May sign this Agreement without waiting the full 21 days and that, if Employee has done so, Employee's decision to do so has been knowing and voluntary, and not induced through fraud, misrepresentation, a threat to withdraw or alter the offer prior to the expiration of the 21-day period, or the provision of different terms to employees who sign any release prior to expiration of the 21-day period.
(b)    Has a period of seven (7) full days following execution of this Agreement to revoke this Agreement ("the Revocation Period") by providing written notice of such revocation to Diane Prins Sheldahl at Diane.PrinsSheldahl@calix.com.
(c)    Has carefully read and fully understands all of the provisions of this Agreement and knowingly and voluntarily agrees to all of the terms of this Agreement;
(d)     Is, through this Agreement, releasing the Company from any and all claims that Employee has or may have against the Company under the ADEA. Employee understands that rights or claims under the ADEA that may arise after the date this Agreement is executed by all parties are not waived;
(e)    Knowingly and voluntarily agrees to all of the terms set forth in this Agreement~~;~~, and knowingly and voluntarily intends to be legally bound by all of the terms of this Agreement;
(f)    Is advised to consult an attorney of Employee's choice.
(g)    Acknowledges that Employee's employment with the Company terminated as of the date set forth in Section 1 above, regardless of whether Employee elects to revoke this Agreement.
5.     Effective Date. Employee has seven (7) days after Employee signs this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after Employee signs this Agreement, so long as it has been signed by the Parties and has not been revoked by Employee before that date (the “Effective Date”).
6.No Pending or Future Lawsuits. Employee represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Employee also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.
7.    Confidentiality. This Agreement and its terms shall be maintained by Employee in strict confidence and, except as set forth in this paragraph, Employee shall not disclose the Agreement or any of its terms, or of any negotiations that led to this Agreement, to any other person or entity without the express written consent of the Company, unless required to do so by law. However, the terms of this Agreement may be disclosed to Employee’s spouse/significant other, accountants and attorneys, the Court in any proceedings to enforce the terms of this Agreement, and the financial terms may be disclosed to the Employment Development Department, the Franchise Tax Board and the Internal

Revenue Service, if required. Nothing in this Section, or elsewhere in this Agreement, is intended to prevent or prohibit Employee from (a) providing information regarding Employee’s former employment relationship with the Company, as may be required by law or legal process; or (b) cooperating, participating or assisting in any government entity investigation or proceeding.
8.No Cooperation. Employee agrees that he will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in this Agreement. Employee agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Employee shall state no more than that he cannot provide counsel or assistance.
9.Nondisparagement. Employee agrees to refrain from any disparagement, either as fact or opinion, criticism, defamation, or slander of the Company or any of the Releasees, and agrees to refrain from tortious interference with the contracts and relationships of the Company or any of the Releasees.
10.References. Employee shall direct any inquiries by potential future employers to the Company’s human resources department, which shall provide only the Employee’s last position and dates of employment.
11.Nondisclosure. Employee understands and agrees that Employee's obligations to the Company under Employee's existing At-Will Employment Confidential Information and Invention Assignment Agreement between Employee and the Company (the “Confidentiality Agreement”), a copy of which is attached as Exhibit B, shall survive termination of Employee's relationship with the Company under this Agreement. Employee warrants that at all times in the past Employee has been, and agrees that at all subsequent times Employee shall continue to be, in compliance with Employee's obligations to maintain the confidentiality of all confidential and proprietary information of the Company as provided by the Confidentiality Agreement. Employee expressly agrees that Employee shall not intentionally divulge, furnish or make available to any party any of the trade secrets, patents, patent applications, price decisions or determinations, marketing plans, business plans, product plans, inventions, customers, proprietary information or other intellectual property of the Company, until after such time as such information has become publicly known otherwise than by act of collusion of Employee. Employee agrees to execute the Separation Certification, attached as Exhibit C, and return it to the Company with this Agreement, which certifies that Employee has returned all the Company's property and confidential and proprietary information in Employee's possession to the Company.
12.Federal Law Protections. Federal law provides certain protections to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances.  Specifically, federal law provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret under either of the following conditions

•
Where the disclosure is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or

•	Where the disclosure is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. See 18 U.S.C. § 1833(b)(1)).
Federal law also provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.  See 18 U.S.C. § 1833(b)(2).
13.Severability. In the event that any provision of this Agreement becomes or is declared by a court or other tribunal of competent jurisdiction or arbitrator to be illegal, unenforceable or void, the remainder of this Agreement shall continue in full force and effect without said provision or portion of provision.
14.Arbitration. THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, ITS INTERPRETATION, AND ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO ARBITRATION BEFORE THE AMERICAN ARBITRATION ASSOCIATION (“AAA”), PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & MEDIATION PROCEDURES (“AAA RULES”). A COPY OF THE RULES CAN BE FOUND AT www.adr.org/employment. THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION. NO CLAIMS MAY BE ARBITRATED ON A CLASS, COLLECTIVE OR REPRESENTATIVE ACTION BASIS, AND THE PARTIES EXPRESSLY WAIVE ANY RIGHT TO SUBMIT, INITIATE, OR PARTICIPATE IN A REPRESENTATIVE CAPACITY OR AS A PLAINTIFF, CLAIMANT OR MEMBER IN ANY CLASS ACTION, COLLECTIVE ACTION, OR OTHER REPRESENTATIVE OR JOINT ACTION. CLAIMS MUST BE ARBITRATED ON AN INDIVIDUAL BASIS. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY.
15.Attorneys’ Fees. Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, in the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.
16.Entire Agreement. This Agreement and its exhibits represent the entire agreement between the Company and Employee concerning Employee’s separation from the Company, and supersede any and all prior agreements concerning Employee’s relationship with the Company and Employee's compensation by the Company. Employee acknowledges that neither the Employer nor any representative of Employer has made any representation or promise to Employee other than as set forth in this Agreement. No other promises or agreements or modifications to this Agreement shall be binding unless in writing and signed by both parties. Any oral representations regarding this Release shall have no force or effect.

17.Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Employee or made on his/her behalf under the terms of this Agreement. Employee agrees and understands that he is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon.
18.Governing Law. This Agreement shall be governed by the laws of the State of California, without regard to its conflicts of law provisions.
19.Expiration of Offer. This Agreement is executable until the twenty second (22nd) date after it is received by Employee (the “Expiration Date”). This Agreement is null and void if the Company has not received a copy of the Agreement executed by the Employee on or before the Expiration Date..
20.Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each party. All executed copies shall constitute duplicate originals and shall be equally admissible in evidence.
21.Assignment. This Agreement may not be assigned by Employee or the Company without the prior written consent of the other party. However, this Agreement may be assigned by the Company to a corporation controlling, controlled by or under common control with the Company without the consent of Employee.
22.Voluntary Execution of Agreement. Employee understands and agrees that he executed this Agreement voluntarily and without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all claims against the Company and any of the other Releasees. Employee acknowledges that: (1) he has read this Agreement; (2) he has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his own choice or has voluntarily declined to retain legal counsel; (3) he understands the terms and consequences of this Agreement and of the releases it contains; and (4) he is fully aware of the legal and binding effect of this Agreement.
I HAVE READ THIS AGREEMENT, I UNDERSTAND IT AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS. I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY OF MY OWN CHOOSING PRIOR TO SIGNING THIS AGREEMENT. I VOLUNTARILY ACCEPT AND AGREE TO THE ABOVE TERMS, KNOWING THAT I WILL BE BARRED FROM PURSUING ANY OF THE RIGHTS I HAVE WAIVED AND RELEASED IN THIS AGREEMENT.
Dated as of January 9, 2016    _/s/ John Colvin_______________________
John Colvin

CALIX, INC.

Dated as of January 6, 2016    By: __/s/ Diane Prins Sheldahl___________

    Title: Senior Vice President, Talent and Culture